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                                                 PRESS RELEASE
[SEVEN SEAS PETROLEUM INC. LOGO]                 -------------


                                                 Contact:
                                                 Daniel Drum, Investor Relations
                                                 Seven Seas Petroleum Inc.
                                                 713-622-8218
                                                 www.sevenseaspetro.com


FOR IMMEDIATE RELEASE



                   SEVEN SEAS FILES FOR CHAPTER 11 PROTECTION


         January 14, 2003 - HOUSTON, TEXAS - Seven Seas Petroleum Inc. (Pink Sheets "SVSSF") announced that the Company has filed for protection under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court, Southern District of Texas, Houston Division. The Company has consented to the appointment of a court-appointed trustee.

         The filing pertains only to Seven Seas Petroleum, Inc., the Cayman-based corporate parent. The Company's subsidiaries are separate legal entities and intend to continue operations in the ordinary course and proceed with the closing of the previously announced sale of their 57.7% participating interest in the shallow Guaduas Oil Field and related assets.

         Seven Seas Petroleum Inc. is an independent oil and gas exploration and production company operating in Colombia, South America.

Statements regarding anticipated oil and gas production and other oil and gas operating activities, including the costs and timing of those activities, are "forward looking statements" within the meaning of the Securities Litigation Reform Act. The statements involve risks that could significantly impact Seven Seas Petroleum Inc. These risks include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services and government regulation and foreign political risks, as well as other risks discussed in detail in the Seven Seas Petroleum Inc.'s filings with the U.S. Securities and Exchange Commission.